Exhibit 10.20

TERM:

May 1, 2011 through December 31, 2016

PREMISES:

2254 Centennial Rd., Sylvania Township, Ohio

BUSINESS PROPERTY LEASE ("LEASE")

THIS AGREEMENT is made at Toledo, Ohio, this 25th day of March 2011, by and between Deerpoint Development Co., Ltd. (Lessor) and N-Viro International Corporation (Lessee).  This Business Property Lease ("Lease") replaces and supersedes any and all other agreements entered into by and between the undersigned parties.

In consideration' of the promises set forth herein, and for and on behalf of their heirs, successors, Administrators, Executors and Assigns, the parties agree that:

1.

PREMISES:  The Lessor, for and in consideration of the payment of rent as hereinafter provided for and the performance of ' the covenants hereinafter set .forth to be kept and performed by Lessee, does hereby lease unto said , Lessee approximately 3,397 square feet of space of Building area located at 2254 Centennial Rd., Sylvania Township, Ohio ("Premises"). The Premises are located in one of three Buildings in an office park commonly known as Centennial Place ("Office Park" and/or ''Buildings'').

2.

TERM:  This Lease shall be for the tern of sixty (68) months, commencing on the 1st day of May 2011, and terminating on the 31st day of December 2016.

3.

POSSESSION:  Possession shall be delivered on or about May 1, 2011.

4.

RENT: For the term of this Lease, Lessee shall pay rent on the 1st day of each month, per the following schedule:

Period

Rent/Month

May 1, 2011 through December 31, 2012

$3,113.92/month

January 1, 2013 through December 31, 2016

$3,397/month

Provided, however that Lessee shall not be required to pay Rent for the following six (6) months:  October, 2011; November 2011; December 2011; October 2013; November 2013; and December 2013.  Additionally, Leasee shall pay the Rent due May, 2011, June 2011 and July 2011 upon execution of this Lease.

5.

SECURITY DEPOSIT:  Lessee shall deposit the additional sum of $ N/A as security for Lessee's obligations under the terms of this Lease.  This Deposit is refundable upon completion of the term of the Lease, less damage caused by Lessee or any charges or rent remaining due.

6.

CONDITION OF PREMISES:  Except as otherwise specified herein, Lessee does hereby accept the Premises in the condition they may be in at the commencement of the Lease, subject to all defects therein, whether concealed or otherwise, except hidden defects known to the Lessor and unknown to Lessee which would not be discoverable through a reasonable inspection by Lessee, and to release and forever discharge Lessor from any and all damages of every kind and nature arising hereunder.  Lessee shall further indemnify and hold Lessor harmless from all liens and all liability in any way arising out of the use of the Premises and the improvements thereon by the Lessee.

Lessor shall:  Remove ½ walls in new conference room area.  A new wall shall be built with French door installed, as entrance into conference room.  Carpet shall be replaced in conference room.  Door way into area not being rented shall be removed, dry walled and painted.

7.

USE OF PREMISES:  The Premises are to be used for office and related purposes and for no other purpose. Lessee acknowledges that the Buildings are a smoke-free environment.

8.

PARKING:  Parking included with the Premises shall be free and include spaces on a nonexclusive basis.

9.

OTHER BUILDINGS:  Exhibit A indicates the approximate size, shape, and location of the Buildings and parking stalls erected on the site.  Lessor reserves the right to alter the size, shape, number, and location of said Buildings, parking stalls when and if it deems such changes necessary.

10.

RESPONSIBILITIES OF LESSOR:  Lessor shall maintain and keep in proper repair any common areas not exclusively under the control of Lessee.  Lessor shall be responsible for maintenance of the roof, Buildings exteriors, parking areas, sidewalks and replacement of heating and air conditioning units, if necessary only.

11.

RESPONSIBILITIES OF LESSEE:

LESSEE SHALL:

A.  Not attach, paint, or inscribe any signs or structures on the roof or exterior wall of the Buildings without written consent of Lessor.

B.  Permit Lessor or agents of Lessor at reasonable times to enter the Premises to examine the condition thereof and make such repairs or improvements necessary for the safety and preservation of the Premises, or to exhibit the Premises to prospective purchasers or tenants.

C.  Hold Lessor harmless from any and all claims and demands by any person arising from the failure of Lessee to perform any obligation hereof.

D.  Not assign or transfer this Lease or sublet the Premises without the written consent of Lessor.

E.  Repair all damage caused by the negligence of Lessee, its invitees or employees to the Premises.

F.  Surrender the Premises at the end of the Lease term in as good condition as the Premises are, reasonable wear and tear, and unavoidable casualty excepted.

G.  Lessee will make all repairs to the interior of the Premises, including, but not limited to, plumbing and electrical services and will save Lessor harmless from and against all liens, claims and damages by reason of any repairs or improvements that may be made by Lessee.  Lessee shall be responsible for maintenance of the heating and air conditioning units in its Premises.  Lessee shall be responsible for repairs and maintenance of all doors and windows in its Premises.

12.

FIXTURES AND INTERIOR ALTERATIONS:  Lessee shall make no changes in the construction of the Buildings or Premises or any substantial alteration to the Buildings or Premises interior without the written consent of Lessor.  All improvements installed by Lessee; except for portable partitions, file systems or fixtures purchased and installed by Lessee, shall be deemed permanent fixtures and the property of Lessor, unless otherwise agreed in writing by the parties.

13.

UTILITIES & JANITORIAL:  Lessor shall pay the cost of water, gas and electricity.· Lessee shall pay the cost of telephone, cable, internet and all other utilities furnished to the Premises or used by Lessee in connection therewith.  In no event shall Lessor be liable for any interruption or failure in the supplying of any such utilities to the Premises.

14.

DAMAGE TO PREMISES DURING LEASE TERM:  In case the Premises hereby leased shall be partially damaged by fire, but not rendered untenantable, the same shall be repaired with all proper speed at the expense of the Lessor.  If the damage shall be so extensive that said Premises are rendered unfit for occupancy by Lessee and if said damage can be repaired within a period of Sixty (60) days from the occurrence of said damage, then this Lease shall continue in force, and it is expressly agreed between Lessor and Lessee if Lessor shall elect to repair the Premises then the rent shall cease from the time of the occurrence and shall be again payable from the date when such repairs are completed.  If the damage can not be repaired within Sixty (60) days, then this Lease maybe cancelled by either party.

15.

HOLDOVER TENANCY:  Should Lessee, with the express or implied consent of Lessor, continue to hold and occupy the Premises after the expiration of the term of this Lease, such holding over beyond the term and the acceptance of rent by Lessor, shall operate and be construed as creating a tenancy from month to month, and not for any other term whatsoever.  If the Lessor has a reasonable belief that Lessee has abandoned the Premises, then the Lessor may re-enter and take possession of the Premises and utilize such remedies to which he is entitled in law or equity.

16.

INSURANCE:  Lessor agrees to maintain on the Office Park/Buildings, fire and extended coverage insurance, insuring the Office Park/Buildings against loss by fire, or any of the hazards covered by the extended coverage endorsements, for the full value thereof, with the replacement cost endorsement.

Lessee, during the term hereof, at its sole cost ·and expense, shall keep all furniture, fixtures, leasehold improvements, inventory, and equipment, (whether supplied or owned by Lessee or by Lessor), and all glass forming a part of the Premises, including but not limited to plate glass, insured to the extent of its full replacement cost against loss or damage by fire or, other casualty, with extended coverage.  During the term of this Lease, Lessee shall protect, indemnify, and hold harmless Lessor from all loss, damage, or liability incurred by any act or neglect of Lessee or any of Lessee's agents, servants, employees, customers, visitors, or licensees, in or about the Premises; and Lessee will at all times, at Lessee's own cost and for the benefit of Lessee and Lessor, protect Lessor and Lessee with public liability and property damage insurance in amounts not less than One Million Dollars ($1,000,000.00) in the event of injury or death or any one person, and not less than Two Million Dollars ($2;000,000.00), in the event of injury or death arising by reason of one occurrence, and Five Hundred Thousand Dollars ($500,000.00) for property damage.  Lessor shall be designated as additional insured with the right to notice of cancellation or amendment thirty (30) days prior to the effective date thereof.  Policies shall include a waiver of subrogation rights in accordance with Paragraph 18 below.  All insurance required by this Section shall be obtained from a reputable insurance company authorized to do business in the State of Ohio.  Certificates of insurance shall be required prior to the commencement of the lease term and, all renewals or replacements must be received by Lessor within ten (10) days of the expiration date of the previous policy.  If Lessee shall fail at any time to maintain the insurance required by this Section, then Lessor shall consider Lessee to be in default of the terms of this Lease.

Any insurance required hereunder may be provided as a separate policy or as a part of a "blanket" policy covering other property, so long as it conforms to the requirements of this Section.  Except as provided in this Section, nothing contained herein shall be construed as requiring Lessor to maintain any specific insurance.

Lessee shall. not do or permit anything to be done in said Premises, or bring or keep anything therein which will in any way increase the rate of fire insurance on said Buildings; or obstruct or interfere with the rights of other tenants, or which conflict with the laws relating to fires, or with the regulations of local and/or state Fire Department(s) or with any insurance policy upon said Buildings or any part thereof, or conflict with any of the rules and ordinances of the Board of Health or Buildings Inspection Department, or which would in any other way be considered illegal.

In the event that any use by Lessee conflicts with any insurance policy upon the Buildings or in any part thereof, or increases the rate of fire insurance, Lessee shall pay to Lessor the amount of any increased insurance premium, if Lessor is responsible for payment of said premiums.

17.

WAIVER OF SUBROGATION:  Lessor agrees to cause each insurance policy carried by Lessor insuring the Buildings against loss by fire or other causes covered by the standard extended coverage endorsement, to be written in a manner so as to provide that the, insurance company waives all right of recovery by way of subrogation against Lessee for any loss or damage covered by any such policy.  Lessee shall not be liable to the Lessor or any other party for any loss or damage caused by fire or any of the risks enumerated in the standard extended coverage endorsement Lessee agrees to cause each insurance policy carried by Lessee insuring Lessee's property against loss by fire or causes covered by the standard extended coverage endorsement, to be written in a manner so as to provide that the insurance company waives all right of recovery by way of subrogation against Lessor for any loss or damage covered by such policy.  Lessor shall not be liable to the Lessee or any other party for any loss or damage caused by fire or any of the risks enumerated in the standard extended coverage endorsement.

18.

SUBORDINATION:  Lessor shall have the right at any time, and from time to time, to place upon the Buildings and/or land on which the Premises are a part, or upon any underlying leasehold estate, a mortgage or mortgages which shall be wholly prior to the right of Lessee under this Lease, and Lessee will, upon demand, execute any, and all instruments deemed necessary by Lessor to effectuate subordination of this Lease to such mortgage.

19.

APPROPRIATION OR CONDEMNATION BY GOVERNMENTAL AUTHORITY: If the Premises shall be appropriated or condemned by governmental authorities, each party shall be entitled to seek its respective remedy as provided by law.

20.

REMEDIES IN EVENT OF DEFAULT BY LESSEE:  If the Base Rent or Office Building Operating Costs, or any part thereof, shall at any time be in arrears and unpaid, with or without demand being made thereof, or if the charges for services, or any part thereof, shall at any time be in arrears and unpaid, with or without demand being made thereof, or if Lessee shall fail to keep and perform and observe any of the conditions of this Lease, or if Lessee shall be adjudicated a Bankrupt or shall make an assignment for creditors, or if the interest of the Lessee herein shall be sold under execution, or other legal process, it shall be lawful for Lessor to enter into the Premises the same as if this Lease had not been made, and thereupon this Lease, and everything herein contained on the part of said Lessor to be performed, shall cease and be void without prejudice, however, to the right of the Lessor to recover from Lessee all rent due up to the time of such entry. In case of such default and entry by Lessor, Lessor may re-let the Premises for the remainder of the tern and may recover from Lessee any deficiency between the amount obtained arid the amount owed by the Lessee.

All sums due per this Lease not paid promptly when due, shall bear interest at the rate often per cent (10%) per annum.

No waiver by Lessor of any default or breach by Lessee of any obligation shall be construed to be a waiver of the rights of Lessor to any remedy resulting from a future default or breach by Lessee of any of Lessee's obligations.

21.

RENEWAL:  Lessee shall have the option to renew this Lease for one (1) additional term ("Renewal Term") of three (3) years.  The renewal option shall be exercised, if at all, by Lessee giving Lessor written notice of renewal at least One-hundred-twenty (120) days prior to the expiration of the current term.  Terms and conditions shall be agreed to at the time of renewal.

22.

NOTICE:  All notices to Lessee shall be addressed as follows:

N-Viro International Corporation

2254 Centennial Road

Toledo, Ohio  43617

All notices and payments shall be made to Lessor at the following address:

Deerpoint Development Co., Ltd.

5749 Park Center Court

Toledo, Ohio  43615

23.

SUCCESSORS AND ASSIGNS:  This Lease shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns.

Lessee:  N-Viro International Corporation

/s/ James K. McHugh

By: James K. McHugh, Chief Financial Officer

Lessor:  Deerpoint Development Co., Ltd.

/s/ Michael J. White

By: Michael J. White, Member/Manager

THIS LEASE IS THE ENTIRE AGREEMENT BETWEEN THE PARTIES.

STATE OF OHIO  ss:

COUNTY OF LUCAS

The foregoing instrument was acknowledged before me by James K. McHugh, CFO of N-Viro International Corporation, a Delaware corporation, on behalf of the corporation.

/s/ Robert W. Bohmer

Notary Public

[notary seal stamp here]

ROBERT W. BOHMER

ATTORNEY AT LAW

Notary, Public, State of Ohio

My Commission Has No Expiration

Section 147.03 R.C.

STATE OF OHIO  ss:

COUNTY OF LUCAS

The foregoing instrument was acknowledged before me by Michael J. White, a Member/Manager of Deerpoint Development Company, an Ohio limited liability company, on behalf of the company.

/s/ Megan Malczewski

Notary Public

[notary seal stamp here]

MEGAN MALCZEWSKI

Notary, Public, State of Ohio

Commission Expires 12/4/11